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                                                          EXHIBIT 12.1

                         Ratio of Earnings to Combined Fixed Charges and Preferred Share dividends
                                                      (Dollars in thousands)


                                               Three months
                                                  ended                             Years ended
                                                 March 31,   -----------------------------------------------------------
                                                   1999          1998        1997        1996        1995        1994
                                               -----------   ----------- ----------- ----------- ----------- -----------
Net income                                      $  3,545      $  4,696    $   (967)   $    293    $    272    $    301
Add:
   Minority interest (Common Units)                  496         1,171          65         --          --          --
   Total combined fixed charges and
     Preferred Share dividends
     (from below)                                  6,724        16,446       3,639       1,259       1,280       1,107
   Capitalized interest (from below)                (115)          (77)        --          --          --          --
   Preferred Share Dividends included in
     fixed charges                                  (338)         (327)        --          --          --          --
                                                --------      --------    --------    --------    --------    --------
Total earnings                                  $ 10,312      $ 21,909    $  2,737    $  1,552    $  1,552    $  1,408
                                                --------      --------    --------    --------    --------    --------
                                                --------      --------    --------    --------    --------    --------
Combined fixed charges and Preferred
   Share dividends:
   Interest on indebtedness                     $  5,193      $ 12,207    $  2,855    $  1,246    $  1,267    $  1,098
   Capitalized interest                              115            77         --          --          --          --
   Amortization of debt issuance costs               225           423          64          13          13           9
   Preferred Share dividends                         338           327         --          --          --          --
   Preferred unit distributions                      853         3,412         720         --          --          --
                                                --------      --------    --------    --------    --------    --------
Total combined fixed charges and Preferred
   Share dividends                              $  6,724      $ 16,446    $  3,639    $  1,259    $  1,280    $  1,107
                                                --------      --------    --------    --------    --------    --------
                                                --------      --------    --------    --------    --------    --------
Ratio of earnings to combined fixed charges
   and Preferred Share dividends                    1.53          1.33      (A)           1.23        1.21        1.27
                                                --------      --------    --------    --------    --------    --------
                                                --------      --------    --------    --------    --------    --------
Deficiency of earnings                            N/A           N/A       $   (902)     N/A         N/A         N/A
                                                --------      --------    --------    --------    --------    --------
                                                --------      --------    --------    --------    --------    --------
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(A)  During the year ended December 31, 1997, the net income included a non-recurring expense of $1,353 associated with the termination of an advisory agreement. As a result, earnings were inadequate to cover fixed charges by approximately $902 in the year ended December 31, 1997.